Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-56161, 333-49732, 333-121073, 333-128441 and 333-157567 on Form S-8 of Sempra Energy, of our reports dated June 29, 2011, relating to the financial statements and supplemental schedules appearing in this Annual Report on Form 11-K of Sempra Energy Savings Plan; Southern California Gas Company Retirement Savings Plan; San Diego Gas & Electric Company Savings Plan; Mesquite Power LLC Savings Plan; Mobile Gas Service Corporation Employee Savings Plan; and Mobile Gas Service Corporation Bargaining Unit Employee Savings Plan (which reports express unqualified opinions and include an explanatory paragraph regarding retrospective adoption of new accounting guidance relating to the financial statement presentation of loans to participants) for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

June 29, 2011